Marubeni License

Date: June 24, 2002

LICENSE AGREEMENT

FOR THE SYSTEM INTEGRATION

OF BRAINTECH

VISION GUIDED ROBOTICS TECHNOLOGY

PARTIES:

1. BRAINTECH CANADA INC.

2. MARUBENI CORPORATION

THIS AGREEMENT made the 24th day of June 2002

BETWEEN: BRAINTECH CANADA INC., a corporation duly organized and existing under the laws of Canada, with its principal office at 102-930 West 1st Street, North Vancouver, British Columbia, Canada V7P 3N4 (hereinafter referred to as "Braintech")

AND: MARUBENI CORPORATION, a corporation duly organized and existing under the laws of Japan, with its principal office at 4-2, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan (hereinafter referred to as "Marubeni").

RECITALS:

A. Braintech is the License Owner and provider of the Technology (as defined below). Braintech has developed the Software Technology of Vision Guided Robotics ("VGR").

B. Marubeni is a trading company engaged in, among other things, sale and purchase of various vision systems and software.

C. Braintech and Marubeni now wish to enter into this Agreement.

AGREEMENT

1. DEFINITIONS AND INTERPRETATION

When used herein, the terms below have the meaning as specified below, unless the context requires otherwise:

1.1 "Agreement" means this agreement and any variation hereto agreed in writing between the Parties;

1.2 "Application Developer" means the organization licensed by Braintech to develop VGR Applications using the Technology;

1.3 "Component" means a reusable software program that is available for use within eVF;

1.4 "Engineering Services" means work performed by Braintech using the Existing Technology and hardware to develop a VGR Application or part of a VGR Application;

1.5 "eVisionFactory and/or eVF" means the software system developed and owned by Braintech which is used to develop, run and support VGR Applications;

1.6"Exclusive System Integrator" means Marubeni as the sole Systems Integrator within the Territory

1.7 "Existing Technology" means the current Technology of Vision Guided Robotics (VGR), to be supplied as software package in a manner of appropriate media (for example, CD-ROM) with a key for protection release;

1.8 "Ex-Work" means one of delivery definition of Incoterms 2000 whereunder the seller fulfils its obligation to deliver when the seller has made the goods available at its premises to the buyer;

1.9 "Improvements" means any improvements, enhancements and developments which are based upon or originate from the Existing Technology, or which are developed utilizing knowledge and experience gained from the use of the Existing Technology, whether made or developed by Braintech, and which are used or for use in the Products;

1.10 "Independent Technology" means technology not based upon or originating from the Technology;

1.11 "Intellectual Property" or "IP" means all patents, utility modes, designs, trademarks, copyrights and other intellectual property rights (or applications pending therefor);

1.12 "License Owner" means Braintech;

1.13 "Master Distributor" means Marubeni to exclusively sell, market and distribute the Products to Regional Distributors;

1.14 "Party" means a party to this Agreement;

1.15 "Products" means the complete system integrated with hardware components such as, but not limited to, an industrial PC, frame grabber, camera and/or lighting units, by using and embodying the Technology whether or not they also incorporate Independent Technology and whether or not the Technology forms only part of the Products;

1.16 "Regional Distributor" means a company who does sales and marketing activities to end-users of the Products in a restricted region, and who will be appointed by Marubeni subject to prior written notice to Braintech;

1.17 "Science Services" means the work and services performed by Braintech to develop Improvements that will be used to develop a VGR Application or part of a VGR Application;

1.18 "Senyo Jisshiken or Senyo Shiyoken" shall mean any exclusive license to use patents, utility models, designs, Trademarks and/or other industrial property rights (or applications pending therefor);

1.19 "Services" means the technical support and services set forth in Article 10.1 hereof consisting of Engineering Services and/or Science Services;

1.20 "Software Technology" means Components developed and owned by Braintech and are available for use within eVF;

1.21 "Sub-Contract" means any contract for the manufacture of the Products granted by Marubeni to a third party;

1.22 "Sub-Contractor" means a subcontractor or subcontractors which will manufacture the Products and deliver the same to Marubeni;

1.23 "Sub-License" means any agreement, arrangement or understanding other than a Sub-Contract entered into by Marubeni whereby Marubeni grants the right to a third party to use the Technology in accordance with this Agreement;

1.24 "Sub-Licensee" means a sub-licensee or sub-licensees which will use the Technology in accordance with the Sub-License;

1.25 "System Integrator" means an organization which manufactures the Products;

1.26 "Technology" means eVF, Software Technology and Third Party Software Technology;

1.27 "Territory" means China, India, Indonesia, Japan, Korea, Malaysia, Philippines, Singapore, Taiwan, Thailand, Vietnam, and Australia;

1.28 "Term" means the period of three (3) years from the date of this Agreement, subject to an extension as provided for in Article 18 of this Agreement;

1.29 "Third Party Software Technology" means Components developed and owned by organizations other than Braintech and are available for use within eVF;

1.30 "Trademarks" means all trade names and trademarks (or applications pending therefor) relating to the Technology owned or controlled by Braintech as of the date hereof or issued to or otherwise acquired by Braintech thereafter which are, as of the date hereof, listed in EXHIBIT 4, attached hereto and made an integral part hereof;

1.31 "VGR" means Vision Guided Robotics and is used to describe the type of business, market and products that this Agreement covers;

1.32 "VGR Applications" means a software program developed with eVF which is used to; get a digital image; analyze the image for object identification, inspection and its spatial coordinates; and communicate instructions to a robot. The functionality of the VGR Applications is more specifically set forth in Exhibit 6, attached hereto and made an integral part hereof;

2. GRANT AND APPOINTMENT

2.1 Braintech hereby grants to Marubeni an exclusive license to use the Technology to develop VGR Applications in the Territory;

2.2 Braintech hereby grants to Marubeni an exclusive license to manufacture and/or to have a Sub Contractor manufacture the Products pursuant to a sub-contract by using the Technology to develop VGR Applications and integrating such VGR Applications onto the appropriate hardware in the Territory. (Marubeni, as exclusive licensee, is herein called "Exclusive System Integrator")

2.3 Braintech hereby appoints Marubeni as its sole and exclusive distributor (the "Master Distributor") to sell, market and distribute the Products, which are to be manufactured in the Territory. As the Master Distributor, Marubeni shall have the exclusive right to sell, market and distribute the Products by itself or through the Regional Distributors, as the case may be, in the Territory, and; the right to appoint, at Marubeni's sole discretion, the Regional Distributors in the Territory, subject to the prior written notice to Braintech.

2.4 Marubeni hereby accepts such grant and appointment mentioned in Article2.1, 2.2 and 2.3 above, all on the terms and conditions hereinafter set forth. Any Regional Distributor appointed by the Master Distributor should preferably be knowledgeable and competent in the Products and suitably qualified to sell such Products.

2.5 Braintech agrees that Marubeni as the Master Distributor may appoint itself to be a Regional Distributor in any country within the Territory. Braintech further agrees that, Marubeni become (I) the sole and exclusive Regional Distributor in Japan and (ii) a non-exclusive Regional Distributor in China, India, Indonesia, Korea, Malaysia, Philippines, Singapore, Taiwan, Thailand, Vietnam, and Australia.

2.6 Marubeni agrees that, during the term of this Agreement, it will not deal with any competitive Technology or Products.

2.7 Braintech agrees that, during the Term of this Agreement, it will not sell the Technology or the Products in the Territory itself nor will it sell the Technology or the Products to any third party who it knows or should reasonably know intends to promote sales of the Technology or the Products in the Territory. Braintech further agrees that, during the term of this Agreement, it will not take itself nor cause any third party to take any action that may tend to damage, limit or circumscribe the exclusive rights of Marubeni granted herein.

2.8 Braintech also agrees to refer to Marubeni all inquiries or orders for the Technology or the Products originating in the Territory and received from any person, firm or company residing or carrying on business in the Territory.

3. REGISTRATION

3.1 Marubeni shall be entitled to apply for registration as an exclusive user (senyo jisshiken or senyo shiyoken) of any of the Trademarks, patent Software Technology and/or patent eVF as the case may be in the Territory during the term of this Agreement.

3.2 At Marubeni's request Braintech shall fully cooperate with Marubeni in connection with its application for any such registration by executing and furnishing to Marubeni any necessary documents, data or information including, without limitation, a power of attorney or, as the case may be, a "Consent to Unilateral Application" form and the Japanese Patent Office's prescribed contract form for the creation of an exclusive use right.

4. TITLE TO THE TECHNOLOGY

4.1 Marubeni acknowledges and agrees that, except for the rights expressly granted to Marubeni herein, nothing herein transfers or conveys to Marubeni any right, title, interest, ownership, or intellectual property right in or to the Technology or to any copy thereof and all rights shall remain in and be owned by Braintech or licensors of Braintech. The Technology is not being sold to Marubeni. Marubeni agrees that it will not, either during or after the termination of this Agreement, contest or challenge the ownership of the intellectual property rights in the Technology by Braintech or licensors of Braintech.

4.2 Marubeni agrees that it will not de-compile, disassemble or reverse engineer the Technology or any part thereof without prior written approval of Braintech.

5. PRICES

5.1 The prices for all the Technology sold by Braintech to Marubeni hereunder shall, unless otherwise agreed upon, be quoted in US Dollar (US$) of EX-Work basis.

5.2 The initial prices for the Technology purchased hereunder shall be as is set out in the price list attached hereto as EXHIBIT 1 and made an integral part hereof.

5.3 The prices for maintenance, training, support, and engineering fees are set out in EXHIBIT 2 attached hereto and made an integral part hereof.

6. DISCOUNTS

6.1 Marubeni will receive a volume discount as set out In EXHIBIT 3, attached hereto and made an integral part hereof;

7. PAYMENT

7.1 All payments for the Technology and Services sold by Braintech to Marubeni hereunder shall, unless otherwise agreed upon, be made by means of remittance to Braintech's designated bank account by WIRE TRANSFER in the following manner:

To wire funds to our Braintech Canada Inc. US dollar account, the following numbers are required:

Transit No. 00010

Institution No. 003

Account No. 4019980

ABA No. ROYCCAT2

The bank address is:

Royal Bank of Canada

Royal Centre - Main Branch

1025 West Georgia Street

Vancouver, BC, Canada

V6E 3N9

7.2 Marubeni shall pay to Braintech the full amount of the price for the Technology and/or Services purchased by Marubeni pursuant to an individual purchase contract entered into between Marubeni and Braintech pursuant to Article 9 hereof upon receipt of the delivery of the Technology and /or Services.

8. DELIVERY

8.1 Braintech agrees to make all delivery of the Technology hereunder at the earliest available date after each individual purchase contract is entered into between Braintech and Marubeni pursuant to ARTICLE 9 hereof, and in any case Braintech shall make delivery strictly in accordance with the terms and conditions stipulated in each such individual purchase contract.

8.2 Braintech shall make all arrangements for any export licenses or permits which may be required in a timely manner to enable Marubeni to make shipments in accordance with the shipping schedule set forth in each individual purchase contract.

9. INDIVIDUAL CONTRACTS

9.1 The detailed terms and conditions of each individual purchase by Marubeni from Braintech of the Technology hereunder shall be mutually agreed upon at the time of each such purchase and confirmed by both parties in a "Confirmation of Purchase Contract" to be issued by Marubeni and countersigned and returned by Braintech.

9.2 Each such individual purchase contract between Braintech and Marubeni shall be deemed to incorporate all of the terms and conditions hereof to the extent that they may be applicable and are not inconsistent with the terms and conditions of said individual purchase contract; provided, however, that the terms and conditions of this Agreement shall, in the event of a conflict, have precedence over those on the reverse side of the "Confirmation of Purchase Contract".

9.3 The failure by Braintech to return any countersigned "Confirmation of Purchase Contract" within fourteen (14) days after dispatch by Marubeni shall be deemed an acceptance thereof by Braintech.

10. TECHNICAL SERVICES

10.1 Braintech, upon request by Marubeni, shall render any reasonable technical support and services necessary in connection with VGR Application Development and manufacture of the Products that use the Technology in the Territory (the "Services") as specified in Exhibit 2 attached hereto, and on any additional terms and conditions mutually agreed upon. The Services shall consist of the Engineering Services and the Science Services.

10.2 Braintech shall provide Marubeni free of charge with all technical information used for the purpose of VGR Application Development and manufacture of the Products and training and support in its possession relating to the Technology. In addition, Braintech shall, from time to time, make available to Marubeni free of charge any and all new technical information of the Technology, technical literature and the like necessary or useful in connection with the VGR Application Development and manufacture of the Products and effective use of the Technology.

10.3 Marubeni in the course of developing a VGR application may require Braintech to provide Engineering Services and/or Science Services. In all cases, Marubeni must provide Braintech with such information as Marubeni may in its reasonable discretion deem necessary in order to enable Braintech to provide Services to Marubeni hereunder. Such information may include:

10.3.1 Project Specifications

10.3.2 Sample Part(s) and/or

10.3.3 Sample Devices and/or

10.3.4 Sample Robots(s)

10.4 In the event Marubeni requires Braintech Engineering Services to help develop a VGR Application all such services will be charged out according to the terms and conditions set forth in Exhibit 2 - Services. Engineering Service do not create Intellectual Property, ("IP").

10.5 In the event Marubeni requires Braintech Science Services to help develop a VGR Application all such services will be charged out according to the terms and conditions set forth in Exhibit 2 - Services. Science Service will create new IP. In every case Marubeni and Braintech will have to agree on a who pays and/or owns any new IP. One of three variations may be used:

10.5.1 Braintech pays for developing new IP and Braintech owns new IP

10.5.2 Marubeni pays for developing new IP and Marubeni owns new IP

10.5.3 Braintech and Marubeni jointly pay and own new IP

Braintech reserves the right of first refusal to pay and own all new IP.

11. SALES AND MARKETING ACTIVITIES

11.1 Marubeni as Master Distributor shall be free to establish its own pricing policies with respect to sales of the Products in the Territory.

11.2 Marubeni shall have sole control over promotion, advertising, marketing and sales of the Products in the Territory.

12. REPRESENTATION AND WARRANTY

12.1 Braintech hereby represents and warrants that:

(a) Braintech owns its Proprietary Information as defined in Article 16 below, Trademarks, eVF or Software Technology, free and clear of any agreement and Braintech is free to grant a license to use the same to Marubeni as contemplated herein;

(b) Braintech warrants that Marubeni has the right to use and include, and continue to use and include, in the Products, all of the Third Party Software Technology available as components of eVF at no charge (other than those expressly set forth in this Agreement).

(c) Proprietary Information of Braintech, Trademarks, eVF or Software Technology constitutes the best available industrial property rights and technical information in the possession or under the control of Braintech with respect to the manufacture and sale of the Products.

(d) Braintech is not restricted or prohibited from granting the license to use its Proprietary Information, Trademarks, eVF and/or Software Technology as contemplated herein, or from disclosing such Proprietary Information by any applicable law, regulation or order or by the terms of any other agreement to which Braintech is a party or by which it is bound.

12.2 Braintech warrants that the Technology shall be free of defect in design and workmanship. However, for greater clarity, such warranty does not apply to output, results, errors, or abnormal terminations or delays caused in whole or in part by (a) any functionality of software or products, including databases, not created by or licensed for use by Braintech, whether or not such products or software are embedded in or form part of the Software Technology; (b) use of the Software Technology in combination with any other product not provided by Braintech; (c) any modification of the Software Technology made by a party other than Braintech or authorised by Braintech; (d) any data provided to the Software Technology by non-Braintech products which does not adequately specify date data; or (e) Marubeni's failure to use the Software Technology in accordance with the Support Materials to be provided by Braintech.

12.3 Braintech warrants that the Technology sold and delivered to Marubeni hereunder shall have been produced in accordance with the then presently available best technical knowledge and for a period of twelve (12) months after Marubeni's delivery of the Products to its customer or any other Regional Distributor shall be free from all defects in software. In addition, and not by way of limitation of the foregoing, the Technology shall conform to any specifications mutually agreed upon between the parties.

12.4 In the event that, within the warranty period set forth in the foregoing Article 12.3, the Technology or part thereof is found to be defective or not in conformity with the agreed specifications, Braintech shall, within thirty (30) days after receipt of the claim therefor from Marubeni, repair or replace, at Marubeni's sole option, such defective or non-conforming Technology or part thereof free of charge

12.5 All transportation and other costs incurred in connection with the return of any defective or non-conforming part of the Technology or part thereof and the reshipment of such repaired Technology or part thereof or replacement therefor pursuant to the foregoing Article 12.4 shall be borne by Braintech.

12.6 Braintech shall indemnify and hold Marubeni harmless from and against any loss, damage, cost, expense, claim or liability which may be incurred by or asserted against the Marubeni as a result of any breach of the warranty contained in this Article 12.

13. TRANSFER OF TECHNICAL AND MARKETING INFORMATION

13.1 The Parties agree to make available to each other any and all technical and marketing information of whatever nature owned by or available to each of them relating to the Technology and the Products, and all future technical and marketing information with regard to the Technology and the Products to which each of the Parties is entitled, and to the integration and distribution of the Products, which is necessary to enable the Parties to carry out their obligations under this Agreement.

13.2 Source Code, flow diagrams and algorithms deemed secret by Braintech are excluded and will not be shared with Marubeni;

14 SUB-LICENSING AND SUB-CONTRACTOR

14.1 Braintech hereby grants to Marubeni an exclusive right to enter into a Sub-License or Sub-Licenses with any third party in the Territory. A non-disclosure agreement shall be provided between Parties and such Sub-Licensee.

14.2 Braintech hereby grants to Marubeni an exclusive right to enter into a Sub-Contract or Sub-Contracts for the manufacture of the Products, subject to prior written consent of the Parties. A non-disclosure agreement shall be provided between Parties and such Sub-Contractor.

15. OTHER CONDITIONS AND PROVISIONS

15.1 Marubeni as Exclusive System Integrator will at all time use its reasonable efforts to integrate the Technology for better quality and performance as a complete Products.

15.2 Marubeni as Master Distributor will at all time use its commercially reasonable endeavors to promote the Products in the Territory.

15.3 Marubeni will diligently and faithfully operate as a licensee of Braintech, and will not use any of the Technology, or any information gained from the rights granted under this Agreement, except for the mutual benefit of Braintech and Marubeni as contemplated hereunder.

15.4 Marubeni is not relieved of any of its liability or obligations under this Agreement by entering into any Sub-Contract or Sub-License.

15.5 Subject to no less than 14 days' prior notice, Marubeni must use reasonable efforts to give Braintech and it's authorized representatives reasonable access during normal working hours to the workshops and factories of themselves and any Sub-Contractors or Sub-Licensees where any relevant work, including research, development and integration, is carried out under this Agreement.

15.6 Marubeni agrees that all Products to the extent reasonably practicable must have affixed to and/or stamped on them a notice, which attributes ownership of intellectual property rights to Braintech ("Attribution Notice"). Where Marubeni deems the fixing of an Attribution Notice is not practicable it must so advise Braintech and obtain Braintech's written agreement that shall not be reasonably withheld. Braintech prior to the Products being mass-produced must approve the Attribution Notice and the manner in which it is displayed on the Products. The Parties acknowledge that the system integrator's nameplate may be fixed and/or stamped on the Products integrated by Marubeni or its Sub-Contractor to specify country of origin and integrator.

16. INTELLECTUAL PROPERTY RIGHTS

16.1 Each of the Parties acknowledges that it may, in the performance of its obligations under this Agreement be required to make available to the others information on patents, trade secrets, proprietary systems, designs or processes and technical know-how or business information ("Proprietary Information"). Each of the Parties commits itself to protect Proprietary Information belonging to the other parties and agrees that it will not disclose any Proprietary Information to any third party other than the Parties otherwise than with express agreement of the affected Party. A Party will not acquire any right, title or interest in or to any Proprietary Information of the other Party unless agreed in this Agreement or otherwise agreed in writing between the Parties.

16.2 Each of the Parties agrees not to use the Proprietary Information of the other Party for any purpose other than the purpose of this Agreement.

16.3 Notwithstanding the provisions of Articles 16.1 and 16.2 Marubeni will have the right to disclose such Proprietary Information to its Regional Distributors, Sub-Contractors or Sub-Licensees only to the extent necessary to enable them to properly perform their obligations under this Agreement, and provided that such disclosure is in accordance with Article 16.4 hereof.

16.4 Should a Party or director, officer or employee of a Party be required to divulge the Proprietary Information to a third party in the course of carrying out its obligations under this Agreement, then that Party will be responsible for ensuring that confidentiality is maintained by requiring the third party to enter into a confidentiality agreement at least as strict as that provided by Articles 16.1 and 16.2 of this Agreement.

16.5 The provisions of Articles 16.1 and 16.2 do not apply to information:

(a) which was known to the recipient or which was disclosed in public literature at the date of disclosure to a Party or where Proprietary Information becomes part of the public domain after the date of this Agreement other than through breach of this Agreement;

(b) which is disclosed to the recipient after the date of this Agreement by a third party entitled to disclose it or which is independently developed by the recipient without the assistance of the Proprietary Information;

(c) which is required to be disclosed by applicable law, regulation or order.

17. INDUSTRIAL PROPERTY RIGHTS

17.1 Braintech warrants that all Third Party Software Technology made available as components of eVF has been properly licensed from the licensors of all such Software Technology and that Marubeni has the right to use and to include, and continue to use and include, such Third Party Software Technology as part of the Products at no charge (other than those expressly set forth in this Agreement). All such Third Party Software is listed in Exhibit 5.

17.2 Braintech warrants that no part of its Proprietary Information, Trademarks, and Technology infringes any Intellectual Property including, but not limited to, patent, utility model, design, trade name, trademark and copyright belonging to any third party inside or outside the Territory.

17.3 Braintech shall defend any legal action or other proceeding brought against Marubeni, any Sub-Contractor, any Sub-Licensee and/or any Regional Distributor insofar as such legal action or other proceeding is based upon a claim that the Proprietary Information, Trademarks, Technology, or any part thereof, delivered to Marubeni hereunder infringes any patent, utility model, design, trade name or trademark, copyright or other Intellectual Property belonging to any third party inside or outside the Territory. Marubeni shall notify Braintech of the institution of any such legal action or other proceeding, and shall provide Braintech with such assistance and cooperation in the defense of such legal action or other proceeding as Braintech may reasonably request. Braintech shall have sole control over any such legal action or other proceeding and shall indemnify and hold the Marubeni, Sub-Contractor(s), any Sub-Licensee(s) and/or Regional Distributor(s), as the case may be, harmless from and against all damages and costs awarded therein against Marubeni, Sub-Contractor(s), any Sub-Licensee(s) and/or Regional Distributor(s), as the case may be.

17.4 In the event that the Proprietary Information, Trademarks, Technology, or any portion thereof, is held to infringe any Intellectual Property belonging to any third party inside or outside the Territory and the use thereof is enjoined by a court of competent jurisdiction, Braintech shall, at Marubeni's sole option, either procure for Marubeni, from the Sub-Contractor(s), any sub-Licensee(s) or Regional Distributor(s), as the case may be, the right to continue using such Proprietary Information, Trademarks, Technology, replace such Proprietary Information, Trademarks, Technology with a non-infringing one or modify such Proprietary Information, Trademarks, Technology so that it becomes non-infringing.

17.5 If any of Trademarks has not been registered in the Territory and Marubeni, in its sole judgment, determines that such registration is necessary or advisable, Braintech shall immediately, at its own expense, take all necessary steps to have such Trademarks registered in the Territory. If Braintech fails to take the necessary steps to register such Trademarks in the Territory as aforesaid, Marubeni may itself take such steps in Braintech's name and Braintech shall reimburse Marubeni for all expenses incurred by Marubeni in connection therewith.

17.6 Braintech shall, during the term of this Agreement, maintain registration of all of Trademarks in full force and effect in the Territory.

18. TERM

18.1 Unless earlier terminated, this Agreement shall continue for a period of three (3) years from the date of this Agreement.

18.2 After the expiry of the three (3) years initial period, this Agreement will be automatically extended for another period of one (1) year, and will continue to be extended on an annual basis, on the same terms and conditions, unless either of the Parties gives the other written notice to terminate this Agreement at least three (3) months prior to the extension of the then current term.

19. TERMINATION

19.1 Either Party may forthwith terminate this Agreement by notice to such effect to the other Party if the other Party commits a breach of any term or condition contained in this Agreement (including the case in which any of Braintech's representations and warranties contained in Article 12 hereof proves to have been incorrect or materially misleading when made) and, if such breach is capable of remedy, fails to remedy the same within thirty (30) days after notice from the Party not in breach setting out the nature of such breach and demanding that the same be remedied.

19.2 Either Party may forthwith terminate this Agreement by notice to such effect to the other Party if bankruptcy, insolvency or reorganization proceedings, or other proceedings analogous in nature or effect, are instituted by or against the other Party, the other Party is dissolved or liquidated, whether voluntarily or involuntarily, a receiver or trustee is appointed for all or a substantial part of the assets of the other party or the other Party makes an assignment for the benefit of creditors.

19.3 Marubeni may forthwith terminate this Agreement by notice to such effect to Braintech if the Proprietary Information, Trademarks, Technology, or any portion thereof, becomes generally available in the Territory to the public other than through the gross negligence or willful misconduct of Marubeni.

19.4 No termination of this Agreement, for whatever reason, shall affect any right or obligation of either party which has accrued prior to the date of such termination.

20. WAIVER AND VARIATION

20.1 A provision of or a right created under this Agreement may not be waived except in writing signed by the party granting the waiver and the Parties' rights and obligations under this Agreement may not be varied except in writing signed by the Parties. Waiver of any one breach of a term of this Agreement is not to be construed as a waiver of any subsequent breach of that term or of any other term.

21. RELATIONSHIP OF PARTIES

21.1 The relationship between the Parties is limited to the relationship created under the terms of this Agreement.

21.2 This Agreement is solely for the purposes set in this Agreement and not for any other purpose and nothing contained in this Agreement shall be deemed or construed as constituting either party as an agent or legal representative of the other party for any purpose whatsoever, or as conferring upon either party any right or authority to assume or create any obligation or responsibility, express or implied, orally or in writing, on behalf of or in the name of the other party or to bind the other party in any manner whatsoever.

21.3 Subject to Article 21.1 and 21.2 nothing contained in this Agreement will be construed as a limitation of the powers or rights of a Party to otherwise carry on its separate business for its sole benefit.

21.4 No Party will attempt to bind or impose any obligation upon the other Party or incur any joint liability without the mutual consent of that other Party except as set out in this Agreement.

21.5 Nothing contained herein is intended nor shall be interpreted to provide or create any third party beneficiary rights of whatever kind in any third party in any circumstance whatsoever.

22. GOVERNING LAW AND DISPUTE RESOLUTION

22.1 The Parties hereby agree that this Agreement is governed by the laws of the Province of British Columbia, Canada without reference to the conflict of laws principles.

22.2 All disputes in connection with this Agreement are to be finally settle by binding arbitration in Tokyo, Japan if invoked by Braintech, or in the Province of British Columbia, Canada if invoked by Marubeni, in accordance with the then existing Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators to be selected in accordance with said Rules. Awards rendered therein shall be final and binding upon the parties hereto.

23. ENTIRE AGREEMENT

23.1 This Agreement constitutes the entire agreement between the Parties hereto and wholly cancels, terminates and supersedes all previous negotiations, agreements and commitments, whether formal or informal, oral or written, with respect to the subject matter hereof.

24. FORCE MAJEURE

24.1 If at any time owing to any circumstances beyond a Party's control ("Force Majeure") including but not limited to fire, explosion, war (whether declared or undeclared), civil commotion, strikes or any form of governmental intervention, a Party is prevented from fulfilling its obligations under this Agreement that Party will be entitled to give to the other written notice thereof (the "Force Majeure Notice") setting out as fully as possible the circumstances alleged to constitute the Force Majeure.

24.2 The Party giving the Force Majeure Notice will then be entitled to suspend the operation of this Agreement to the extent of its relevant inability to perform (except for obligations to make payments to which this Article does not apply) during a period equal to the duration of the event of Force Majeure specific in any such notice.

24.3 In the event of a Party giving a Force Majeure Notice the Parties must, at the request of either of them, meet and properly confer in good faith in an endeavor to reach a mutually acceptable solution with a view to alleviating any hardship or unfairness caused to any Party as a result of the event of Force Majeure.

24.4 Every Force Majeure Notice will be withdrawn by the Party giving it as soon as possible but in any event within forty-eight hours after the event of Force Majeure specified in the Force Majeure Notice has ceased to exist.

24.5 In the event that such Force Majeure continues for more that 6 calendar months then any Party may, by notice in writing to the other, require that the Parties commence negotiations with a view to arranging the termination of this Agreement.

25. NOTICES

25.1 Any notice, communication or other documents authorized or required to be given or served pursuant to this Agreement (in this clause referred to as a ("Communication") must, unless otherwise specifically provided by this Agreement, be in writing addressed as appropriate to the relevant Party at it's address set out in this Article or to such other address as may be notified in writing by that Party to the other party from time to time as it's address for service and must be signed by a director, secretary or other dully authorized officer of the party giving or serving the Communication. All Communications with Braintech shall be in the English language.

25.2 A Communication must be delivered by hand or sent by prepaid certified mail requiring acknowledgment of delivery or by overseas confirmed courier delivery or (where appropriate reception facilities are available) sent by facsimile transmission.

25.3 A Communication referred to in Article 25.2 which is delivered or received in full by facsimile transmission before 2:00 p.m. on a business day in the place in which it is delivered shall be deemed to be received on that day, and in any other case of hand delivery or facsimile transmission will be deemed to be received on the business day in the place of delivery next following the day of delivery or receipt.

25.4 A Communication which is sent by certified mail or courier delivery will be deemed to have been received on the date of delivery.

25.5 Article 25.2 and 25.3 (insofar as they relate to facsimile transmission) do not operate where the transmission by facsimile is not fully intelligible. Transmission will be deemed to have been fully intelligible unless retransmission is requested within ten (10) working hours (being hours between 9:00 a.m. and 4:00 p.m. on a business day in the place of receipt) of completion of transmission.

25.6 Unless otherwise notified to the relevant parties, the address and facsimile number of the parties are as follows.

Braintech: Braintech Canada Inc.

Address: 102-930 West 1st Street, North Vancouver, British Columbia, Canada V7P 3N4

Facsimile No.: +1 604 986-6131

Marubeni: Marubeni Corporation

Production Machinery Dept.

Address: 4-2, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan

Facsimile No.: +81 3 3282 7426

26. GENERAL

26.1 The headings of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.

26.2 Failure or omission by a Party at any time to enforce or require strict or timely compliance with any provision of this Agreement does not affect or impair that provision in any way or the rights of that Party to avail itself of the remedies which that Party may have in respect of any breach of that provision.

26.3 This Agreement may be executed by the Parties in one or more counterparts and the executed counterparts when taken together are to constitute the one agreement and shall be deemed to have been executed by the exchange between the Parties by each Party by facsimile of a single counterpart signed by that party.

26.4 Any amendment to this Agreement must be in writing signed by a duly authorized representative of the Parties.

26.5 This Agreement shall be binding upon and inure to the benefit of the Braintech and Marubeni, and their respective successors and permitted assigns.

26.6 Neither Braintech nor Marubeni shall assign, transfer or otherwise dispose of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other Party; provided, however, that the Marubeni may appoint Sub-Contractor or Regional Distributors in the territory.

26.7 The Parties shall perform their respective duties under this Agreement, subject to all applicable laws, regulations, procedures, ordinances and rulings of any governmental authority with appropriate jurisdiction.

26.8 Marubeni will use its reasonable efforts, with the cooperation of Braintech to obtain any necessary approval of this Agreement by any governmental authorities with appropriate jurisdiction and to obtain the consent of any governmental authorities to the remittance of payments under this Agreement in accordance with its terms, in the event that these consents are necessary.

26.9 If the whole or any part of a provision of this Agreement is or shall become void, unenforceable or illegal, the remainder of this Agreement shall have full force and effect. The Parties agree that in such case, the provision held void, unenforceable or illegal shall be replaced by such provision which in its commercial and legal context is most similar to the provision held void, unenforceable or illegal.

26.10 All notices to third parties and all publicity concerning the terms and conditions of this Agreement shall be jointly planned and coordinated by and between the Parties. None of the Parties shall act unilaterally in this regard without the prior written approval of the other parties. It is expected that the Parties shall mutually agree upon a press release which is issued after the effective date of this Agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective, duly authorized representative on the day and year first above written.

Accepted by

Braintech Canada Inc.

Per: /s/ Owen Jones

Authorized Signature

Name: Owen Jones

Title: Chief Executive Officer

Date: 25th June, 2002 (Canada)

Accepted by

Marubeni Corp.

Per: /s/ Takami Honda

Authorized Signature

Name: Takami Honda

Title: General Manager of Production Machinery Dept

Date: 24 June 2002. Japan

EXHIBIT 4 - Trademarks

Braintech

eVF

eVisionFactoryeVF

SC3D

PathFinderVGR

EXHIBIT 5 - Third Party Software Technology

1. Matrox Electronic Systems Ltd.

Legal Department

1055 St. Regis Blvd.

Dorval, Quebec H9P 2T4

Canada

sample license attached:

MATROX RUN-TIME LICENSE AGREEMENT

Matrox Imaging Library (MIL) / ActiveMIL

MATROX RUN-TIME LICENSE AGREEMENT ("Agreement")

IMPORTANT - PLEASE READ CAREFULLY

THIS IS A LEGAL AGREEMENT BETWEEN YOU ("LICENSEE") AND MATROX ELECTRONIC SYSTEMS LTD. ("MATROX") CONCERNING YOUR REDISTRIBUTION RIGHTS. IF YOU CONTINUE ON, YOU ACCEPT ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT. IF YOU DO NOT AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, PROMPTLY CONTACT MATROX FOR INSTRUCTIONS OR RETURN THE UNUSED SOFTWARE IN ORIGINAL CONDITION AND UNOPENED PACKAGE TO THE SENDER FOR A FULL REFUND.

1. REDISTRIBUTION RIGHTS

1.1 In addition to the license granted in Matrox Software License Agreement concerning the Matrox Imaging Library (MIL)/ActiveMIL to which you are subject to, Matrox hereby grants you a non-exclusive and non-transferable limited right to redistribute the Matrox Imaging Library/ActiveMIL ("Software") in object code form only, AND only as part of your own proprietary software application product.

1.2 Without prejudice to any other rights hereunder at law or in equity, Matrox may terminate at any time this Agreement, as well as the Matrox Software License Agreement should you fail to comply with any of the terms and conditions of this Agreement. In such an event, Licensee must destroy all copies of the Software and certify in writing and under oath that all such copies have been destroyed. Licensee must also immediately cease and desist from any and all redistribution activities permitted hereunder.

2. DISTRIBUTION REQUIREMENTS

Your rights to redistribute under this Agreement are limited by the following terms:

(i) redistribute the Software in object code form only with and as part of your own proprietary software application product which application adds significant and primary functionality.

(ii) not use Matrox's name, logo or trademark to market your software application product.

(iii) include a valid copyright notice on your software application product.

(iv) be solely responsible for providing end user support, technical support, warranty support and all other related services to your customers.

(iv) indemnify, hold harmless and defend Matrox from and against any claims or lawsuits, losses, liabilities and expenses (including but not limited to reasonable lawyer's fees and other litigation costs) arising out of or resulting from any claim, suit or proceeding against Matrox concerning or related to any claim that use, sale or distribution or possession of Licensee's software application or Licensee's related documentation: (a) infringes upon or constitutes a misappropriation of any patent, copyright, trade secret or other intellectual or industrial property rights or (b) is in breach of any contractual rights, warranty obligations or any other obligations between Licensee and any third party. Licensee will defend and settle at its own expense all suits or proceedings arising out of any such claims. Licensee has the right to participate in the defense of any suit or proceeding. Licensee will pay all settlements, damages and costs resulting from a claim, including all legal expenses and settlement costs.

3. GENERAL

3.1 Neither party shall be liable for delay or failure in performance resulting from acts beyond the control of such party, including but not limited to acts of God, acts of war, riot, fire, flood, or other disaster, acts of government, strike, lockout, communication line or power failure.

3.2 Customer shall not have the right to assign the benefit of this Agreement without the express written permission from Matrox. Upon receiving such written permission from Matrox, Customer may only transfer or assign all their rights in the Software, provided Customer transfers or assigns this Agreement in its entirety, the Software, including all back-ups, copies of upgrades, modified versions, updates, additions licensed to Customer by Matrox, and all Documentation to third party, and that Customer retains no copies.

3.3 If any provision of this Agreement is declared by a body of competent jurisdiction to be invalid, such provision shall be severed from this Agreement and the other provisions shall remain in full force and effect. A term or condition of this Agreement can be waived or modified only with the written consent of both parties. Forbearance or indulgence by either party in any regard shall not constitute a waiver of the term or condition to be performed, and either party may invoke any remedy available under this Agreement or by law despite such forbearance or indulgence.

3.4 The relationship between Matrox and Licensee is that of an independent contractor and customer, respectively, and under no circumstances shall either party, its agents or employees be deemed agents or representatives of the other party. Neither party shall have the right to enter into any contracts or commitments in the name of or on behalf of the other party in any respect whatsoever. In addition, neither party shall hold itself out to anyone, or otherwise represent, that it has any such authority vis-a-vis the other party.

3.5 Both parties agree to comply with all applicable laws, rules, regulations, orders and ordinances of the state, province and/or country where it resides and in any other state, province and/or country with jurisdiction over it or its activities in performance of its obligations hereunder, including without limitation all applicable duty, taxes, import and/or export regulations and all licensing or permit requirements.

3.6 This Agreement and any schedule attached hereto contains the complete and exclusive statement of the agreement between the parties and supersedes all prior and contemporaneous agreements, understandings, proposals, negotiations, representations or warranties of any kind whether oral or written with respect to the subject matter hereof. No oral or written representation which is not expressly contained in this Agreement is binding on Matrox or Customer.

3.7 This Agreement shall be governed in accordance with the laws of the Province of Quebec, Canada.

3.8 The parties have agreed to draft this Agreement in English; les parties ont consenti à la rédaction de la présente convention en anglais;

3.9 All disputes relating to or arising in connection with this Agreement shall be settled in exclusive accordance with the rules on arbitration set forth in the Quebec civil code and code of civil procedure. All arbitration proceedings are to be held in Montreal, Canada.

Should you have any questions regarding this Agreement, you may contact Matrox in writing at:

Matrox Electronic Systems Ltd.

Legal Department

1055 St. Regis Blvd.

Dorval, Quebec H9P 2T4

Canada

EXHIBIT 6 - VGR Applications

Actual brochures prepared by Braintech for original Agreement.

-Engine Head Transfer using SC3D

-Engine Head Decking using SC3D

-SC3D for rigid Parts Transfer and Assembly

-eVF Architecture Meets the Needs of Vision Guided Robotics